Exhibit 99.1

           Contact:  Neil Lefort

Senior Vice President

(630) 527-4344

MOLEX REPORTS RESULTS FOR 2007 SECOND FISCAL QUARTER

Lisle, IL, USA – January 18, 2007 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for the 2007 second fiscal quarter.

2007 Second Fiscal Quarter Results

Revenue for the quarter ended December 31, 2006 was $837.5 million, an increase of 20.1% over the same period last fiscal year.  Revenue in local currencies increased 17.4%, as currency translation increased revenue by $18.6 million, compared with last year’s second fiscal quarter.  Revenue for the quarter included $56.1 million for Woodhead Industries, which the Company acquired on August 10, 2006.

Net income for the December quarter was $66.4 million, an increase of 13.4% over the same period last fiscal year.  Earnings per share was $0.36, an increase of 16% over the same period last fiscal year.   Currency translation increased net income by $0.7 million in the current quarter, compared with last year’s second fiscal quarter.

Martin P. Slark, CEO and Vice-Chairman commented, “The second quarter was a challenging one from a variety of perspectives.  Despite strong year over year revenue growth of 20%, our margins were weaker than expected and customer orders declined sequentially.  We are addressing these short term challenges while continuing to move forward on several positive longer term initiatives.  The Woodhead integration is proceeding as planned and our global reorganization will be implemented on schedule in July 2007.  Our competitive position and new product development remain strong, and we are confident in our ability to continue to gain market share.”

Revenue increased 15% in the consumer market, 8% in the telecom market, and 3% in the data market.  Revenue in the industrial market including the effects of the acquisition of Woodhead Industries increased 125%, and by 28% without the inclusion of Woodhead.  Revenue in the automotive market increased 15% as a result of new project wins and higher connector content within the vehicle.

Gross profit margin was 30.9%, compared with 32.7% in last year’s second fiscal quarter.  This decline primarily occurred in the mobile phone business, a result of lower sales and higher price erosion, as well as a change in sales mix to a greater portion of sales into lower content and less profitable mobile phones.  In addition, the Company increased inventory reserves as a result of reduced customer orders and because some customers delayed taking deliveries in the later part of the second quarter.  Selling, general and administrative expense (SG&A) was 20% of revenue.  This compares with 20.9% in last year’s second fiscal quarter.

The effective tax rate for the December quarter was 30.0%.  This was above the 28.5% rate used in the September quarter of fiscal 2007, as a result of adjusting to a full year estimated tax rate of 29.2%.  This adjustment was primarily due to changes in the mix of earnings by country.  Net profit margin was 7.9%, compared with 8.4% in last year’s second fiscal quarter.  Return on invested capital rose to 11.0%, when compared with 9.3% in last year’s second fiscal quarter, a result of increased net income and improvements in capital efficiency.

Cash and marketable securities was $343.5 million at December 31, 2006, compared with $351.9 million at September 30, 2006.

Orders and Backlog

Orders for the second quarter were $778.7 million, an increase of 10.7% over the prior year December quarter, and a decline of 9.9% sequentially from the quarter ended September 30, 2006.  The Company’s order backlog on December 31, 2006 was $375.9 million, an increase of 26.3% compared with December 31, 2005, and a decline of 11.6% from the September quarter.  Woodhead Industries contributed bookings of $52.2 million to the current quarter, and had a backlog of $19.8 million on December 31, 2006.

Research and Development and Capital Spending

Research and development expenditures for the December quarter were $40.4 million, compared with $35.7 million in the prior year December quarter.  Capital expenditures for the December quarter were $80.2 million, compared with $67.1 million in the prior year quarter.  Depreciation expense was $58.3 million, compared with $52.1 million in the prior year quarter.  The increase in R&D and capital spending reflects the continued investment in new product development and production capacity to support the growth in revenue.

Stock Buyback Actions

During the quarter, the Company repurchased 260,000 shares of Class A Common Stock (MOLXA) at a total cost of $7.5 million.  The Company’s Board of Directors previously authorized the repurchase of up to an aggregate $250.0 million of common stock through September 30, 2007. As of December 31, 2006, approximately $37.5 million was remaining under this authorization.

Six-Month Results

Revenue for the six-months ended December 31, 2006 was $1.67 billion, an increase of 22.8% compared with the prior fiscal year.  Revenue for the six-months included $89.5 million for Woodhead Industries.  Net income of $143.1 million, or $0.77 per share, increased 36.1% compared with last year’s net income of $105.2 million, or $0.56 per share.  For the six-months, currency translation increased revenue by $29.2 million and net income by $0.5 million.

2007 Third Fiscal Quarter Outlook

The Company estimates that revenue for the third fiscal quarter ending March 31, 2007 will be in a range of $800 to $830 million, and that earnings per share will be in a range of $0.32 to $0.36.  The Company anticipates providing an outlook for the 2007 fourth fiscal quarter ending June 30, 2007, in its next earnings release on April 19, 2007.

Update on Review of Stock Option Grant Practices

Molex continues to believe that any adjustment relating to its previously disclosed stock option misdating is not quantitatively material to its financial statements, but in view of evolving guidance on the qualitative materiality of this issue, Molex may revise its previously issued financial statements to reflect these adjustments.  Molex currently estimates that non-cash adjustments relating to stock option misdating for grants to executive officers and employees since the beginning of 1995 approximate $18.0 million after-tax. This amount includes an amount to reflect charges relating to the misdating of employee options based on utilizing recent Securities and Exchange Commission guidance. The largest estimated impact due to option misdating in any one fiscal year is approximately $3.5 million after-tax in fiscal year 2003.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated.  Forward-looking statements are based on currently available information and include, among others, the discussion under “2007 Third Fiscal Quarter Outlook”, as well as statements regarding future growth expectations.  These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company's actions or the demand for the Company's products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; the risks associated with the integration of the Woodhead acquisition; the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a Market-Focused Global Organization.

Other risks and uncertainties are set forth in Item 1A “Risk Factors” of its Form 10-K for the year ended June 30, 2006, which is incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Earnings Conference Call Information

A conference call will be held on Thursday, January 18, 2007 at 4:00 pm central.  Please dial (800) 706-7749 to participate in the conference call.  International callers please dial (617) 614-3474.  Please dial in at least five minutes prior to the start of the call and refer to participant passcode 13645042.  Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com.  A 24-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / passcode 39026039.

Other Investor Events

February 07, 2007 – The Company will present at the Thomas Weisel Partners Technology Conference 2007 in San Francisco, CA

February 21, 2007 – The Company will present at the Bank of America 2007 Technology Conference in New York, NY

March 7, 2007 – The Company will present at the Morgan Stanley Technology Conference in San Francisco, CA

April 19, 2007 – Molex Incorporated FY07 Q3 Press Release

Note:  The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.

Molex Incorporated is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 65 plants in 20 countries throughout the world.

#   #   #

Editor’s note:  Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange.  The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated Condensed Consolidated Balance Sheets (in thousands)

	Dec. 31,	Jun. 30,
	2006	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$299,413	$332,815
Marketable securities	44,097	152,728
Accounts receivable, less allowances of $32,807 and $26,513, respectively	705,497	660,665
Inventories	423,639	347,312
Other current assets	80,338	54,713
Total current assets	1,552,984	1,548,233
Property, plant and equipment, net	1,122,759	1,025,852
Goodwill	304,035	149,458
Other assets	279,707	249,698
Total assets	$3,259,485	$2,973,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$305,981	$305,876
Accrued expenses	162,305	189,390
Other current liabilities	115,637	99,546
Total current liabilities	583,923	594,812
Other non-current liabilities	18,750	14,709
Accrued pension and postretirement benefits	78,877	75,055
Long-term debt	132,764	7,093
Minority interest in subsidiaries	945	882
Total liabilities	815,259	692,551

Commitments and contingencies	—	—

Total stockholders’ equity	2,444,226	2,280,690
Total liabilities and stockholders’ equity	$3,259,485	$2,973,241

Molex Incorporated Condensed Consolidated Statements of Income (Unaudited) (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net revenue	$837,467	$697,348	$1,667,012	$1,357,163
Cost of sales	578,958	469,552	1,139,094	915,548
Gross profit	258,509	227,796	527,918	441,615

Selling, general and administrative	167,497	145,591	333,436	294,641
Restructuring costs	—	6,517	—	11,387
Total operating expenses	167,497	152,108	333,436	306,028

Income from operations	91,012	75,688	194,482	135,587

Equity income	1,868	3,402	3,752	6,511
Gain (loss) on investment	(34)	114	(34)	114
Interest income, net	2,009	2,659	4,089	4,972
Other income, net	3,843	6,175	7,807	11,597

Income before income taxes and minority interest	94,855	81,863	202,289	147,184

Income taxes	28,452	23,331	59,068	41,947
Minority interest	42	29	109	63

Net income	$66,361	$58,503	$143,112	$105,174

Earnings per share:
Basic	$0.36	$0.31	$0.78	$0.56
Diluted	$0.36	$0.31	$0.77	$0.56

Dividends declared per share	$0.0750	$0.0500	$0.1500	$0.1000

Average common shares outstanding:
Basic	184,058	186,042	183,895	186,697
Diluted	185,969	187,648	185,972	188,387

Molex Incorporated Condensed Consolidated Statements of Cash Flows (Unaudited) (in thousands)

	Six Months Ended
	December 31,
	2006	2005

Operating activities:
Net income	$143,112	$105,174
Add non-cash items included in net income:
Depreciation and amortization	117,696	106,684
Share-based compensation	13,188	12,695
Other non-cash items	4,518	7,250
Changes in assets and liabilities:
Accounts receivable	5,445	(52,446)
Inventories	(41,174)	(22,476)
Accounts payable	(30,620)	8,265
Other current assets and liabilities	(44,070)	7,267
Other assets and liabilities	(2,754)	5,516
Cash provided from operating activities	165,341	177,929

Investing activities:
Capital expenditures	(155,806)	(131,122)
Proceeds from sales or maturities of marketable securities	3,818,536	645,136
Purchases of marketable securities	(3,709,724)	(549,693)
Acquisitions	(237,114)	—
Other investing activities	6,090	(17,617)
Cash used for investing activities	(278,018)	(53,296)

Financing activities:
Proceeds from revolving credit facility	44,000	—
Payments on revolving credit facility	(44,000)	—
Proceeds from issuance of long-term debt	131,045	—
Payments of long-term debt	(26,337)	(2,519)
Cash dividends paid	(27,579)	(16,351)
Exercise of stock options	8,107	9,185
Purchase of treasury stock	(12,539)	(95,114)
Other financing activities	452	(1,401)
Cash provided by (used for) financing activities	73,149	(106,200)

Effect of exchange rate changes on cash	6,126	(498)
Net (decrease) increase in cash and cash equivalents	(33,402)	17,935
Cash and cash equivalents, beginning of period	332,815	309,756
Cash and cash equivalents, end of period	$299,413	$327,691